Exhibit 99.1

For Immediate Release

Pluristem Appoints Arnon Nagler, M.D., MSc. to Scientific Advisory Board

-Pioneer and World-Acclaimed Leader in Field of Umbilical Cord Blood, Cord Blood Banking and Stem Cell Separation and Treatment, to Bring Development Activities to Scientific and Major Pharma Communities-

Haifa, Israel – November 9, 2005 – Pluristem Life Systems, Inc. (OTC BB: PLRS) (the “Company”), a biotechnology company dedicated to the expansion of stem cells from umbilical cord blood to address a myriad of fatal illnesses, today announced that Arnon Nagler, M.D., M.S.c. has joined the Company’s Scientific Advisory Board.

Professor Nagler is a pioneer and world renowned leader in the field of human umbilical cord blood. His first publication addressing stem cell separation and purification from human umbilical cord blood was published in 1994. He established the first cord blood bank in Israel in 1994 and performed the first related and unrelated cord blood transplants in Israel in 1994 and 1996 respectively. Professor Nagler, additionally, was part of the team that performed the first gene therapy cord blood transplantation in Israel in a child. -

Professor Nagler is founding member of NetCord (the European network of cord blood therapy) and a formal cord blood inspection of the FACHT/NetCord organization. Professor Nagler’s cord blood bank at Sheba Medical Center was recently accredited by the NMDP.

Among Dr. Nagler’s myriad of awards, his most recent include the Best Abstract Award from the American Society of Bone and Marrow Transplantation (ABSMT) in February 2004 and the Best Abstract from the National Marrow Donor Program Meeting in October, 2004. Professor Nagler has received over forty grants from government, research associations, foundations and pharmaceutical companies for his ongoing research. He holds over forty patents and trademarks, has been the lead investigator on over fifteen clinical trials, is an international sought-after lecturer, and widely published.

His tenure with leading edge biotech and pharmaceutical companies included his role as Technical Leader and Medical Advisor to Gamida Cell. Dr. Nagler is a Professor Medicine at Tel-Aviv University, Director of Hematology at Chaim Sheba Medical Center, Tel-Hashomer and is also Director of Bone Marrow Transplantation and the Cord Blood Bank. Dr. Nagler served as a fellow in medicine/hematology at Stanford University School of Medicine from 1986 until 1989 and is a member of the American Society of Hematology.

“Pluristem’s technology holds great potential in the field of tissue engineering and the expansion of umbilical cord blood stem cells. I hope to assist them in exploring a number of opportunities in the scientific realm and thoroughly analyze the technology and bring it to its full potential,” stated Professor Arnon Nagler.

“Professor Nagler’s acceptance of this appointment is a tremendous honor to Pluristem. His ground-breaking and ongoing work in the field of human umbilical cord blood along with his unbreakable ties to the scientific and pharmaceutical communities are of great value to us as we move our science to the development stages and on to clinical trials,” stated Zami Aberman, CEO.

“Professor Nagler’s appointment represents one of the strongest endorsements of our technology and the abilities of the U.S. patented PluriX™ bioreactor that exists,” Aberman concluded.

About Pluristem

Pluristem is a biopharmaceutical company developing stem cell products for cell regenerative therapy. Pluristem’s platform for expanding stem cells offers breakthrough technology and multiple product opportunities in many therapeutic areas. Pluristem has exclusive rights to the PlurixTM cell expansion system under a licensing agreement with Technion Institute of Technology and the Weisman Institute of Science.

For more information, visit the Company’s website at: www.pluristem.com .

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Pluristem Life Systems, Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include Pluristem’s technology holds great potential in the field of tissue engineering and the expansion of umbilical cord blood stem cells; that Professor’s Nagler’s contacts and experience are of great value to us as we move our science to the development stages and on to clinical trials; and that our platform for expanding stem cells offers breakthrough technology and multiple product opportunities in many therapeutic areas. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; Professor Nagler’s may be unable to make contacts for us or his contacts may not be interested in our company; Professor Nagler may cease being on our advisory board before being able to assist us; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s latest 10-KSB filed with the SEC.

Investor Contact;

Cynthia DeMonte

DeMonte Associates

212-605-0525

cdemonte@aol.com